Exhibit 99.1

Guerrilla RF Receives First Design Wins for New Digital Step Attenuator

GREENSBORO, NC—October 10, 2022—Guerrilla RF, Inc. (OTCQX: GUER), the innovative fabless semiconductor company, announces that it has confirmed design wins with strategic customers for its new digital step attenuator (DSA), the GRF6402. The device, with its novel Rapid FireTM switching capability, represents multiple milestones for the company. Shipping and revenue for this new DSA begin in 2023.

“We are pleased to have these important design wins confirmed with the GRF6402,” said Ryan Pratt, CEO and founder of Guerrilla RF. “As a producer of high-performance MMICs, this product is both our first DSA, as well as our first silicon-on-insulator (SOI) product. It represents a significant leap forward for us as we continue to expand our portfolio to include more SOI and high-frequency designs.”

With deliveries of the GRF6402 scheduled in the first half of 2023, the company is expecting to ship millions of units in the part’s inaugural year of production. With this industry-leading SOI technology, the company is ultimately looking to expand its portfolio to include switches, variable gain amplifiers, cores with complex bias control, and products that will operate well into the C and X frequency bands.

About Guerrilla RF, Inc.

Founded in 2013 and based in Greensboro, NC, Guerrilla RF develops and manufactures high-performance microwave integrated circuits (MMICs) for wireless OEMs in multiple market segments – including 5G/4G macro and small cell base stations, cellular repeaters/DAS, automotive telematics such as SDARS/V2X/GPS/DAB, military communications, navigation, and high-fidelity wireless audio. Guerrilla RF has an extensive portfolio of over 100 high-performance radio frequency (RF) and microwave semiconductor devices. The existing product line includes ultra-low noise amplifiers, gain blocks, driver amplifiers, mixers, RF switches, digital step attenuators (DSAs), and linear power amplifiers (PAs) – the critical building blocks for mission-critical, performance-driven wireless applications. To date, the company has shipped over 100 million devices and has repeatedly been included in Inc. Magazine's annual “Inc. 5000” list. Guerrilla RF recently made the top “Inc. 500” list for the second year in a row, coming in at No. 421 and 489 for the 2020 and 2021 rankings, respectively. For more information, please visit https://guerrilla-rf.com or follow the company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the company's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the company's filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Sam Funchess, VP of Investor Relations

sfunchess@guerrilla-rf.com

+1 336 510 7840